Exhibit 99.1
NEWS RELEASE
Visteon to comment on 2006 financial outlook
VAN BUREN TOWNSHIP, Mich., Sept. 26, 2006 — In a presentation today to securities analysts at the JPMorgan Paris Auto Show Investor Conference in Paris, France, Michael F. Johnston, chairman and chief executive officer, and Donald J. Stebbins, president and chief operating officer, are expected to provide an overview of Visteon’s business and to comment on the company’s 2006 financial outlook in light of recent announcements of lower North America vehicle production by its customers.
Johnston and Stebbins are expected to indicate that reductions to second-half customer production levels, changing vehicle mix, and other cost factors will challenge the company’s financial results for the remainder of 2006. As a result, the company does not expect to meet the financial guidance targets announced on Aug. 1, 2006. The company currently expects second half product sales to be about
10 percent lower than first half product sales of $5.7 billion.
Visteon will discuss actions taken to respond to lower customer volumes, its three-year improvement plan and an update to its outlook for 2006 when it releases third-quarter financial results in late October.
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate control, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has more than 170 facilities in 24 countries and employs approximately 49,000 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, including changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers; our ability to implement, and realize the anticipated benefits of, restructuring and other cost-reduction initiatives and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2005). We assume no obligation to update these forward-looking statements.

Contact(s):	Media Inquiries	Analyst Inquiries	Visteon Corporation
	Kimberley Goode	Derek Fiebig	One Village Center Drive
	734-710-5000	734-710-5800	Van Buren Twp., Mich., 48111
	kgoode@visteon.com	dfiebig@visteon.com
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